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                                                                     Exhibit 5.1




                          The Goldman Sachs Group, Inc.
                                 85 Broad Street
                            New York, New York 10004


                                                              February 14, 2000



The Goldman Sachs Group, Inc.,
      85 Broad Street,
           New York, New York 10004.

Dear Sirs:


     In connection with the registration under the Securities Act of 1933 (the "Act") of the Medium-Term Notes, Series B, at an initial offering price of up to $7,000,000,000 or the equivalent thereof in other currencies or currency units (the "Securities"), of The Goldman Sachs Group, Inc., a Delaware corporation (the "Company"), I, as General Counsel of the Company, have examined (or have caused members of the Company's legal department to examine) such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes for this opinion.



     Upon the basis of such examination, it is my opinion, with respect to each Security to be issued and sold by the Company, that when the Registration Statement has become effective under the Act, the terms of such Security and of its issuance and sale have been duly established in conformity with the authorization for the Securities and with the Indenture relating to the Securities so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and such Security has been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, such Security will constitute a valid and legally binding obligation of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors'

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The Goldman Sachs Group, Inc.                                               -2-

rights and to general equity principles.

     I note that, as of the date of this opinion, a judgment for money in an action based on a Security denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. In the case of a Security denominated in a foreign currency, a state court in the State of New York rendering a judgment on such Security would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.


     The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.


     I have relied as to certain matters on information obtained from public officials, officers of the Company and the general partner of The Goldman Sachs Group, L.P. and other sources believed by me (or other members of the Company's legal department under my supervision) to be responsible, and I have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the
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The Goldman Sachs Group, Inc.                                               -3-

references to me under the heading "Validity of the Notes" in the Prospectus. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.



                                                       Very truly yours,

                                                       /s/ Gregory K. Palm